Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following registration statements (and any amendments thereto):
(1) Form S-8, No. 333-127410
(2) Form S-8, No. 333-146940
(3) Form S-8, No. 333-154875
(4) Form S-8, No. 333-174538
(5) Form S-8, No. 333-192186
(6) Form S-3, No. 333-222643
(7) Form S-8, No. 333-226745

of our reports dated March 1, 2019, with respect to the consolidated financial statements and schedule of IAC/InterActiveCorp, and the effectiveness of internal control over financial reporting of IAC/InterActiveCorp, included in this Annual Report (Form 10-K) of IAC/InterActiveCorp for the year ended December 31, 2018.

/s/ ERNST & YOUNG LLP

New York, New York
March 1, 2019